NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depositary Shares (each representing six (6) Class A Ordinary Shares) (the "ADSs") of Cloopen Group Holding Limited (the "Company") from listing and registration on the Exchange on November 6, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company's ADSs are not suitable for listing because the Company is a late filer and has not filed with the Securities and Exchange Commission its annual reports on Form 20-F for the years ended December 31, 2021 and December 31, 2022 and current report on Form 6-K for the half year ended June 30, 2022 (collectively, the "Delayed Filings"). The Company informed the NYSE that it will not be able to complete its Delayed Filings by May 17, 2023, which is the maximum time allowed under Section 802.01E of the NYSE's Listed Company Manual. On May 17, 2023, the Exchange determined that the ADSs of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the NYSE. The Company was notified on May 17, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on May 17, 2023, and trading in the ADSs was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the ADSs, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such a request on June 1, 2023, within the specified time period. On October 25, 2023, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's ADSs. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.